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                                  EXHIBIT 11

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                  (THOUSANDS)

                                                     Three Months Ended
                                                  -------------------------
                                                  January 31,   January 31,
                                                     1997          1996
                                                  -----------   -----------
Average common stock outstanding                     9,062         8,726
Average options outstanding                          1,131         1,218
Effects of treasury stock method
 (based on exercise proceeds and tax benefits)        (846)         (827)
                                                    ------        ------
   Weighted average common shares outstanding        9,347         9,117
                                                    ------        ------
                                                    ------        ------

Net income                                          $1,423        $  987
                                                    ------        ------
                                                    ------        ------

Net income per share                                $  .15        $  .11
                                                    ------        ------
                                                    ------        ------

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The fully diluted computation of earnings per share is not presented since fully diluted earnings per share and primary earnings per share do not differ by more than 3%.





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